Exhibit 99.1

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CARPENTER TECHNOLOGY NAMES BRIAN MALLOY CHIEF OPERATING OFFICER

PHILADELPHIA, PA – November 28, 2023 – Carpenter Technology Corporation announced Brian Malloy has been named Senior Vice President and Chief Operating Officer, effective December 4, 2023. In this position, Mr. Malloy will expand his responsibilities and oversee the operations of Carpenter Technology’s Specialty Alloys Operations (SAO) and Performance Engineered Products (PEP) business segments. He will continue to report directly to Tony Thene, President and Chief Executive Officer.

Mr. Malloy currently serves as Senior Vice President and Group President of the SAO business segment. Mr. Malloy joined Carpenter Technology in 2015 and previously served as Senior Vice President and Group President of the PEP business, as well as Senior Vice President and Chief Commercial Officer.

“With our near-term focus on ramping up our operations to meet record customer demand, Brian’s demonstrated leadership and deep understanding of our operations, solutions portfolio and key commercial relationships are invaluable,” said Tony Thene, President and Chief Executive Officer of Carpenter Technology. Longer term, Brian will drive the organization’s continued progress towards the financial targets we have communicated for the coming years.”

Mr. Malloy earned an MBA from the College of William & Mary and a Bachelor of Science degree in Civil Engineering from Virginia Tech, along with executive certifications from Northwestern University for Artificial Intelligence and the Massachusetts Institute of Technology for Digital Transformation. He previously served as a member of the Boards of the International Titanium Association (ITA) and the Specialty Steel Industry of North America (SSINA). He is a co-inventor of five patents.

Additionally, David Graf, Vice President and Group President of the PEP business segment, will be leaving the Company to pursue other opportunities.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, industrial, medical, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. More information about Carpenter Technology can be found at www.carpentertechnology.com.